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                                                  Exhibit F

25 Research Drive, Westborough, Massachusetts 01582
===================================================


                              October 6, 1995


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

     Re:    New England Electric System, et al.
            File No. 70-8679

Dear Commissioner:

     New England Electric System (NEES) and ten of its subsidiaries, Granite State Electric Company (Granite), Massachusetts Electric Company (Mass. Electric), The Narragansett Electric Company (Narragansett), Narragansett Energy Resources Company (NERC), New England Electric Transmission Corporation
(NEET), New England Energy Incorporated (NEEI), New England Hydro-Transmission Electric Company, Inc. (Mass. Hydro), New England Hydro-Transmission Corporation (NH Hydro), New England Power Company (NEP), and New England Power Service Company (NEPSCO) (collectively, the Participating Companies), filed an Application/Declaration, dated August 25, 1995, on Form U-1 with your Commission, regarding their participation in the NEES Money Pool (the Pool) and short-term borrowings by certain of the Participating Companies from November 1, 1995, to October 31, 1997.

     Granite, Mass. Electric, Narragansett, NEET, Mass. Hydro, NH Hydro, NEP, and NEPSCO (the Borrowing Companies) have requested authority to borrow from banks and/or from the Pool and/or, in the cases of Mass. Electric, Narragansett, and NEP, through dealers in commercial paper, from time to time not to exceed the amounts listed below:

            Granite           $ 10,000,000.00
            Mass. Electric    $150,000,000.00
            Narragansett      $100,000,000.00
            NEET              $ 10,000,000.00
            Mass. Hydro       $ 25,000,000.00
            NH Hydro          $ 25,000,000.00
            NEP               $375,000,000.00
            NEPSCO            $ 25,000,000.00

     Borrowings from banks will be evidenced by notes maturing in less than one year from the date of issue. Borrowings from the Pool will be open account advances, and no evidence of indebtedness will be prepared, unless a lender so requests. In the cases of Mass. Electric, Narragansett, and NEP, borrowings through commercial paper dealers will be evidenced by unsecured promissory notes with maturities not exceeding 270 days.

     Participating Companies other than the Borrowing Companies are participants in the Pool; however, their participation is limited exclusively to that of a lender of funds.

Corporate Authority
-------------------

     The Participating Companies are duly organized in the states and engaging in the types of business as described below:

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Name of          State of
Company          Organization   Type of Business
-------          ------------   ----------------

NEES             Massachusetts  Registered Holding Company
Granite          New Hampshire  Retail Electric Company
Mass. Electric   Massachusetts  Retail Electric Company
Narragansett     Rhode Island   Retail Electric Company
NERC             Rhode Island   Wholesale Electric Generating Company
NEET             New Hampshire  Electric Transmission Company
NEEI             Massachusetts  Oil and Gas Exploration Company
Mass. Hydro      Massachusetts  Electric Transmission Company
NH Hydro         New Hampshire  Electric Transmission Company
NEP              Massachusetts  Wholesale Electric Generation
                                     and Transmission Company
NEPSCO           Massachusetts  Service Company

     It is our opinion that (1) the Participating Companies have corporate authority and have been duly authorized by their respective boards of directors to participate in the Pool; (2) the Borrowing Companies have corporate authority to make the proposed borrowings, and in the cases of Mass. Electric, Narragansett, and NEP, to issue commercial paper, to the maximum amounts as authorized by their respective board of directors; and (3) no action by the stockholders of the Participating Companies is necessary for the proposed transactions.

State Regulatory Approval
-------------------------

1.   New Hampshire

     The New Hampshire Public Utilities Commission (NHPUC) has jurisdiction over the proposed issuance of short-term promissory notes by Granite, NEET, NEP, and NH Hydro. The NHPUC has authorized Granite, NEET, NEP, and NH Hydro to incur short-term indebtedness in amounts outstanding at any one time not to exceed $10 million for Granite, $10 million for NEET, $375 million for NEP, and $25 million for NH Hydro (Order No. 19,848, dated June 6, 1990; Order No. 18,308 dated June 23, 1986, DF 86-149; Order No. 20,952 dated September 8, 1993, DF 93-152; Order No. 20,073 dated March 29, 1991, DF 91-008, respectively).

2.   Massachusetts

     The Massachusetts Department of Public Utilities (MDPU) has jurisdiction over the participation in the Pool as lenders by Mass. Electric, Mass. Hydro, and NEP. The MDPU issued an order, dated January 18, 1989 (DPU 88-166), authorizing Mass. Electric, Mass. Hydro, and NEP to participate in the Pool under the current terms.

     Other than the regulatory approvals described above, no other regulatory approval from any state agency is necessary.

Other Limitations
-----------------

     The respective board of directors of each Participating Company has authorized the participation in the Pool and, in the cases of the Borrowing Companies, the proposed borrowings to maximum amounts of: $12 million for Granite; $150 million for Mass. Electric; $100 million for Narragansett; $10 million for NEET; $25 million for Mass. Hydro; $25 million for NH Hydro; $375 million for NEP; and $20 million for NEPSCO.

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     The Note Agreements relating to Notes of Granite held by John Hancock
Mutual Life Insurance Company, Teachers Insurance and Annuity Association of America, and Aid Association for Lutherans contain restrictions on Granite's short-term borrowings.

     The holders of the Cumulative Preferred Stock of Mass. Electric, Narragansett, and NEP have each authorized unsecured indebtedness not in excess of 20% of capitalization through September 30, 1998 for Mass. Electric, September 30, 1998 for Narragansett, and November 1, 1998 for NEP.

     We are advised that each of the above companies will be within their respective limitations unless and until so authorized by their respective boards of directors and, in the case of Granite its noteholders and, in the cases of Mass. Electric, Narragansett, and NEP, by the holders of their respective Cumulative Preferred Stock.

     Based upon and subject to the foregoing and appropriate action by the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, it is our opinion that, in the event the proposed transactions are consummated in accordance with the Statement on Form U-1, as amended:

     (a) All state laws applicable to the proposed transactions will be complied with;

     (b) The Borrowing companies are validly organized and duly existing; and any notes representing the borrowings, when duly executed and delivered and when the consideration therefor has been received, will be valid and binding obligations of the respective company in accordance with the terms of the notes, subject to laws of general application affecting the rights and remedies of creditors;

     (c) Each of the Participating Companies will legally acquire the appropriate interest in any borrowing by other members of the Pool; and

     (d) The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by the Participating Company concerned, or any associate company thereof.

     We hereby consent to the use of this opinion in connection with the Statement of Form U-1, as amended, filed with your Commission with reference to the proposed transactions.

                                Very truly yours,

                                s/Robert King Wulff

                                Robert King Wulff
                                Corporation Counsel


                                s/Kirk L. Ramsauer

                                Kirk L. Ramsauer
                                Assistant General Counsel